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                                                                    Exhibit 99.1

                                                                     (pbiz logo)

Contact:  Michael Berman
          Private Business, Inc.
          615-565-7379



         PRIVATE BUSINESS INC ACQUIRES LEASING COMPANY, KVI CAPITAL INC

NASHVILLE, TENNESSEE (JULY 21, 2005) -- Private Business, Inc. (NASDAQ:PBIZ), a leading provider of financial technology to community banks and middle-market businesses, today announced that it signed a definitive agreement to acquire KVI Capital, Inc., a financial services leasing company based in Jacksonville, Florida. Terms of the agreement were undisclosed.

KVI Capital, founded in February 2000, offers financial institutions the ability to provide a full-service leasing solution through its private-label bank lease program. The program is intended to leverage the financial institution's market knowledge and lending expertise, while providing leasing expertise and eliminating the administrative and financial challenges associated with starting a leasing operation.

As a result of this transaction, which is anticipated to close on August 1, 2005, PBiz will be able to provide its bank client base an additional product geared toward increasing their competitiveness while enhancing their profitability. PBiz, a trusted leader in the financial services industry, will offer this leasing solution to both banks and prospective merchants, utilizing PBiz's marketing expertise, while providing a mechanism for community banks to enter the expanding leasing market.

Commenting on the announcement, Henry M. Baroco, Private Business' Chief Executive Officer, stated, "This will enable us to deliver additional value for our existing customer base and develop new business opportunities. The KVI acquisition positions us to tap the demand for a leasing solution within our core markets with a proven platform. We also secure the existing lease arrangements and the experience of the company's Chief Executive Officer, Donald Kincaid, who will lead our future leasing sales effort."

Don Kincaid, Chief Executive Officer of KVI, stated, "We are pleased to join forces with such a well-respected financial services organization, and we look forward to expanding our business as we continue to provide leasing services and solutions to financial institutions." Mr. Kincaid will serve as Executive Vice President of Leasing for PBiz.

ABOUT PBIZ
----------
Private Business, Inc. (PBiz) is a leading supplier of financial technology to community banks and middle-market businesses. The Company is headquartered in Brentwood, Tennessee, and its common stock trades on The Nasdaq Stock Market under the symbol PBIZ.

Certain statements made in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on management's current expectations and include known and unknown risks, uncertainties and other factors, many of which the company is unable to predict or control, that may cause the company's actual results or performance to materially differ from any future results or performance expressed or implied by such forward-looking statements. These statements involve risks and uncertainties, including, without limitation, risks and uncertainties associated with the company's ability to achieve its growth plans. These risks and uncertainties are in addition to other factors detailed from time to time in the company's filings with the Securities and Exchange Commission. The company cautions investors that any forward-looking statements made by the company are not necessarily indicative of future performance. The company is not responsible for updating the information contained in this press release beyond the published date, or for changes made to this document by wire services or Internet services.


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